Portfolio Highlights Q2 2022 1Portfolio size is based on the unpaid principal balance of our debt investments and the fair value of our real estate owned (REO) in each case as of June 30, 2022. Portfolio size, average investment balance and number of investments include our REO. 21st mortgage loan weighted average years to maturity based on maturity date assuming no options to extend are exercised. See our Form 10-K or 10-Q most recently filed with the SEC for maximum maturities assuming all extensions are exercised. 3Weighted average of loan-to-value at origination, based on current loan balance as of June 30, 2022. 1 Exhibit 99.1

Fixed Rate Floating Rate Q2 2022 Portfolio Highlights Loans by Floating vs. Fixed Rate Based on the par value of loan investments as of June 30, 2022. Subject to change without notice. *The senior position does not protect against default, and losses may still occur. Past performance is not a guarantee of future results, and there is no assurance that we will achieve our investment objectives. 2

Investments by type are based on the par value of loan investments and the fair value of REO as of June 30, 2022. Subject to change without notice. First mortgage loans finance commercial real estate properties and are loans that generally have the highest priority lien among the loans in a foreclosure proceeding on the collateral securing the loan. The senior position does not protect against default, and losses may still occur. Credit loans, also called mezzanine loans, are secured by one or more direct or indirect ownership interests in an entity that directly or indirectly owns real estate. REO, which stands for “real estate owned,” represents real estate we have acquired through foreclosure, deed-in-lieu of foreclosure, or purchase. Q2 2022 Portfolio Highlights Investments by Type 1st Mortgage REO 1st Mortgage Loans 3

Based on the par value of loan investments as of June 30, 2022. Subject to change without notice. Q2 2022 Portfolio Highlights Loans by Region New England 1% West Southwest Great Lakes Southeast 3% 4 5% Plains

Q2 2022 Portfolio Highlights Loans by Property Type Mixed Use 2% Based on the par value of loan investments as of June 30, 2022. Subject to change without notice. Multifamily Office Hospitality 5% Industrial 5